UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 13, 2008

MICRO MAMMOTH SOLUTIONS, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	20-5549779
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1511 Dodd Road
Winter Park, Florida 32792

(Address of principal executive offices)

407-529-7144

(Issuer’s telephone number)

Copies of Communications to:
Law Office of Barbara A. Moran
1015 North Semoran Boulevard
#105-465
Casselberry, Florida 32707
407-263-4026

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 10, 2008, an Agreement and Plan of Merger, dated effective as of February 28, 2008 (the" Merger Agreement") was entered into by and among Micro Mammoth Solutions, Inc. (the “Company”); ABP Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Subsidiary"); James Watson, the Company’s Principal Stockholder; Advanced Blast Protection Inc., a Florida corporation (ABP"); and the principal stockholders of ABP. The Merger Agreement provides for the merger ("Merger") of Merger Subsidiary and ABP with ABP as the surviving corporation. In connection with the Merger, the shareholders and other security holders of ABP will receive shares of our common stock and other securities as further described below. The Merger is subject to several conditions which are described below.

ABP is a development stage company that has been recently formed for the purpose of designing, manufacturing and selling on a world-wide basis armor products and armor systems, primarily armored and unarmored vehicles, armor-kits and ballistic glass. Its prospective customers primarily consist of the defense and military establishments in the United States and other countries. Effective as of February 26, 2008, ABP acquired substantially all of the assets and real property of Labock Technologies, Inc. (“Labock”) from the senior secured creditors of Labock who had foreclosed on such assets on February 19, 2008. As a result of severe working capital shortages and other factors, Labock suffered substantial losses, and defaulted on indebtedness in excess of $15.0 million. Labock was in the business of designing, manufacturing and selling armored and up-armored vehicles and armor-kits and conventional and “One-Way” bullet-resistant glass.

Under the terms of its purchase of the Labock assets, ABP issued to the senior secured creditors of Labock an aggregate of 3,110,333 shares of APB common stock, which under the terms of the Merger Agreement will be exchanged for an identical number of shares of Company common stock. As part of its purchase of the Labock assets, ABP assumed from Labock, contracts for the sale of three of Labock’s RhinoRunner™ armored bus vehicles and spare parts packages to the United Nations for approximately $1 million. ABP has agreed to have such vehicles manufactured in Israel by a division of Israel Aerospace Industries Ltd. under an outsourcing agreement.

ABP is presently engaged in seeking to raise private financing of up to $15,000,000 in the form of convertible notes and warrants (the “Financing”). The ABP notes being offered in the Financing are convertible into common stock at a price of $4.50 per share and the ABP warrants being offered in the financing are exercisable at 110% of the conversion price of the ABP notes, or $4.95 per share. Subject to adjustment in the conversion and exercise prices based upon negotiations with certain prospective lead investors and other factors, if all ABP notes and warrants are sold and all of such securities are converted and exercised an aggregate of 6,666,667 additional shares of ABP common stock would be issuable upon conversion and exercise of such securities.

If the Merger is consummated (i) approximately 26,416,000 shares of the Company’s Common Stock, or approximately 88.0% of the outstanding equity following the Merger, shall be issued to or reserved for existing shareholders of ABP and creditors of Labock; (ii) all ABP notes and warrants sold in the ABP Financing shall be converted into identical amount of notes and warrants in the Company; and (iii) the principal shareholder of the Company will contribute 6,450,000 of his shares to the Company for ultimate cancellation, as a result of which an aggregate of 3,584,000 shares of Company common stock will remain outstanding.

ABP’s obligation to consummate the Merger is contingent upon the conclusion of an aggregate amount of such Financing which is deemed acceptable to the ABP board of directors in the exercise of its judgment, as well as other customary closing conditions. In addition, the Company shall, not later than four (4) Business Days following the Merger file with the SEC a Form 8-K Interim Report containing therein full disclosure of the Merger and the business, management and risk factors attributable to ABP, including, to the extent required under the Exchange Act or Regulation S-X of the Securities Act of 1933, as amended, requisite certified financial statements of Labock. If the Merger is not consummated by July 31, 2008, the Merger Agreement shall automatically terminate unless extended by all parties. There can be no assurance that ABP will consummate its Financing in an amount to justify consummation of the Merger or that the other conditions to consummation of the Merger will be satisfied.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(b) EXHIBITS.

The following Exhibits are filed as part of this report.

2.1
Agreement and Plan of Merger dated as of February, 28, 2008 by and among the Company, ABP Acquisition Corp., a wholly owned subsidiary of the Company, the Company’s Principal Stockholder, Advanced Blast Protection Inc. and its Principal Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO MAMMOTH SOLUTIONS, INC.

Date: March 13, 2008	By:	/s/ James Watson
James Watson, President